Exhibit 23.5

Zhejiang T&H Law Firm

35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Date：Dec 16, 2024

To:

Top KingWin Ltd (the “Company”)

Room 1304, Building No. 25, Tian’an Headquarters Center, No. 555,

North Panyu Avenue, Donghuan Street, Panyu District, Guangzhou,

Guangdong Province, China, 511400

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company to issue this letter of legal opinion (the “Legal Opinion”) dated as of December 12, 2024. In connection with the above Legal Opinion, we hereby consent:

1. to the references to our firm in connection with the registration statement of the Company on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 6, 2024 under the U.S. Securities Act of 1933 (as amended), and

2. to the filing with the SEC of the above Legal Opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Zheng Wang, Rong Huang

Name: Zheng Wang, Rong Huang

Title: Director, Lawyer

On behalf of: Zhejiang T&H Law Firm

Address: 35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou,

Zhejiang, 310020, China

Web：http://www.taihanglawyer.com

Tel: +86-571-85862509